Exhibit 99.1

Brooks Automation Announces Approval of $50 Million Stock Repurchase Program

Chelmsford, Mass. September 30, 2015 -- Brooks Automation, Inc. (Nasdaq: BRKS) announced today a $50 million authorization by its Board of Directors for a share repurchase program. Repurchases of the Company’s common stock may be made in the open market or through privately negotiated transactions, subject to market and business conditions, legal requirements, and other factors. This share repurchase authorization does not obligate Brooks to acquire any particular amount of common stock, and share repurchases may be commenced or suspended at any time at the Company’s discretion.

The Company expects to fund share repurchases through cash on hand and cash generated from its operations. Brooks had approximately 67.5 million shares of common stock outstanding as of June 30, 2015.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Our technologies, engineering competencies and global service capabilities provide customers speed to market, and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, we have been a leading partner to the global semiconductor manufacturing market and through product development initiatives and strategic business acquisitions; we have expanded our reach to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia.
For more information, please visit www.brooks.com

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding the expected timing and benefits of the Company’s announced share repurchase authorization. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

CONTACT:	Lynne Yassemedis Brooks Automation, Inc. 978-262-4443 lynne.yassemedis@brooks.com

John Mills Senior Managing Director ICR, LLC 310-954-1105 john.mills@icrinc.com